UNITED STATES SECURITIES AND

EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 24, 2007

YELLOWCAKE MINING INC.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

333-137539

(Commission File Number)

83-0463005

(IRS Employer Identification No.)

213 West Main St. Suite F, Riverton, WY  82501

(Address of principal executive offices and Zip Code)

(307) 856-8080

(Registrant's telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement

On April 24, 2007, we entered into an Employment Agreement with Hamish Malkin. Pursuant to the Employment Agreement we have agreed to pay Mr. Malkin the sum of $3,000 per month and to grant Mr. Malkin 200,000 incentive stock options at an exercise price of $3.00 per share, exercisable for a period of 5 years.

Item 3.02	Unregistered Sales of Equity Securities

On April 24, 2007 we granted stock options to our chief financial officer for the option to purchase an aggregate of 200,000 shares of our common stock at an exercise price of $3.00 per share, exercisable until April 24, 2012. The options are subject to vesting provisions as set forth in the stock option agreements dated April 24, 2007. We issued the securities to one non U.S. person (as that term is defined in Regulation S of the Securities Act of 1933) in an offshore transaction relying on Regulation S and/or Section 4(2) of the Securities Act of 1933.

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Item 5.02             Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

On April 24, 2007, we appointed Hamish Malkin as the Chief Financial Officer of our company.

Mr. Malkin has been self employed since April, 2003, providing chief financial officer services on a contract basis. Prior to being self employed Mr. Malkin was the CFO of Trivalence Mining Corporation from January 1997 to March 2003. Mr. Malkin is a Chartered Accountant and a member of the Canadian Institute of Chartered Accountants and the Institute for Chartered Accountants of British Columbia. Prior to 1997, Mr. Malkin held senior financial positions in the entertainment and commercial real estate industries. Mr. Malkin is also currently the chief financial officer of Entrée Gold Inc. (TSX: ETG; AMEX: EGI; Frankfurt: EKR), a Canadian company reporting in both the United States and Canada, and the chief financial officer of UC Resources Ltd. (TSXV: UC), a Canadian reporting company.

Item 9.01	Financial Statements and Exhibits
10.1	Employment Agreement dated April 24, 2007 with Hamish Malkin
10.2	Stock Option Agreement dated April 24, 2007 with Hamish Malkin

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YELLOWCAKE MINING INC.

/s/ William Tafuri

William Tafuri

Director

Date:	May 4, 2007

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